Exhibit 99.1

ALTEVA REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

PHILADELPHIA, PA — November 10, 2014 — Alteva, Inc. (“Alteva” or the “Company”) (NYSE MKT: ALTV), a premier provider of hosted Unified-Communications-as-a-Service (“UCaaS”), today announced selected financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Financial Results Highlights

•                        For the third quarter of 2014, UC revenues increased by 7% to $4.3 million from $4.0 million for the third quarter of 2013, which included the results of the Syracuse, NY operations that were sold in September 2013; excluding the Syracuse operations, UC revenues increased 16% for the third quarter of 2014 as compared to the same period in 2013;

•                        Gross profit margin increased to 61% in the third quarter of 2014 from 58% for the same period in 2013;

•                        The Company narrowed its operating loss for the third quarter of 2014 to $(1.6) million, as compared to $(2.1) million for the same period in 2013;

•                        The Company had net loss of $(1.3) million, or $(0.23) per share, for the third quarter of 2014, as compared to a net income of $0.3 million, or $0.06 per share, for the same period in 2013;

•                        For the third quarter of 2014, the Company achieved Adjusted EBITDA* of $0.1 million, a decrease from $3.0 million from the same period in 2013; Adjusted EBITDA* for the third quarter of 2013 included $3.25 million of income from the Company’s O-P investment.

•                        There were over 49,000 users on Alteva’s hosted platform at the end of the third quarter of 2014, which represented an increase of 19% of the installed base compared to the end of the third quarter of 2013.

Third Quarter 2014 Results

Revenues were $7.6 million in the third quarter of 2014, an increase of 1% from $7.5 million for the same period in 2013.  Revenues increased 5% year-over-year excluding the revenue from the Syracuse operations that were sold in September 2013.

UC revenues were $4.3 million in the third quarter of 2014, an increase of 7% from $4.0 million for the same period in 2013.  UC revenues in the third quarter of 2014 increased 16% on a year-over-year basis excluding the revenue from the Syracuse operations, which were sold in September 2013.  As a percentage of consolidated revenue, the UC segment contributed approximately 57% of revenues in the third quarter of 2014 as compared with 54% for the same period in 2013.  The increase in UC revenues was attributable to the addition of new clients and the increase in services to existing clients.  Approximately 92% of third quarter UC revenues were from licenses and services which are expected to be recurring in nature, with the balance of revenues derived from equipment sales that were primarily related to new customer implementations.

Telephone revenues were $3.3 million in the third quarter of 2014, as compared with $3.5 million for the same period in 2013.  The Telephone segment contributed approximately 43% of revenues in the third quarter 2014 as compared with 46% for the same period of 2013.  Telephone revenues were slightly lower year-over-year as a result of continued access line losses and lower revenue from pooling arrangements. These decreases were partially offset by an increase in access line rates earlier in the year and modest growth in broadband Internet services revenues.

Gross profit increased by 6% to $4.6 million in the third quarter of 2014, from $4.4 million for the same period in 2013.  Gross profit as a percentage of revenues was 61% in the third quarter of 2014, as compared with 58% for the same period in 2013.  The improvement in gross profit primarily reflects the increase in revenues contributed by the UC segment, the Company’s ability to leverage its existing infrastructure, and the impact of the cost reduction initiatives.  The cost reduction initiatives included the sale of the Syracuse operations and the previously disclosed workforce reduction in the Telephone segment.

Selling, general and administrative (“SG&A”) expenses in the third quarter of 2014 were $4.7 million, as compared with $5.1 million for the same period in 2013.  The decrease was due to the impact from the restructuring of the Telephone segment in the third quarter of 2013, the sale of the Syracuse operations, and other expense management initiatives implemented throughout the past twelve months.

During the third quarter of 2014 the Company incurred $0.6 million of expense in connection with the settlement with the former Chief Executive Officer.  During the third quarter of 2013, the Company incurred $0.4 million loss associated with the disposal of the Syracuse operations.

Other income for the third quarter of 2013 included $3.25 million from the Company’s former equity investment in the O-P partnership, which was sold in April 2014.

For the third quarter of 2014, the Company had income tax benefit of $0.3 million, or 17% of income before income taxes, as compared to an income tax expense of $0.7 million, or 66% of income before income taxes, for the third quarter of 2013.  The estimated effective tax rate for each period includes projections of tax expense on the expected change in our valuation allowance for deferred tax assets.

For the third quarter of 2014, the Company’s net loss was $(1.3) million, as compared to a net income of $0.3 million for the same period of 2013.

Basic and diluted net loss per share was $(0.23) for the third quarter of 2014, as compared with basic and diluted net income per share of $0.06 in the same period of 2013.

Conference Call

The Company will conduct a conference call to discuss third quarter results on Wednesday, November 12, 2014 at 10:00 a.m. eastern.  Investors and other interested parties can listen to the call by dialing the participant number of 412-317-6789 or 877-317-6789 (toll free), no access code required.  A simultaneous webcast of the conference call can be accessed through Alteva’s website at www.alteva.com in the Investors section.

A replay of this conference call will also be available by dialing 412-317-0088 or 877-344-7529 (toll free), access code: 10055825, at approximately 12:00 p.m. eastern on November 12, 2014 through 9:00 a.m. eastern November 27, 2014, and via the Company’s website at www.alteva.com.

About Alteva

Alteva (NYSE MKT:  ALTV) is a premier provider of Unified Communications and Collaboration solutions for business.  Alteva’s Unified-Communications-as-a-Service (UCaaS) solution integrates and optimizes best-in-class cloud-based technologies and business applications to deliver a comprehensive voice, video and collaboration service for the office and mobile workforce.  Alteva is committed to delivering meaningful value to our customers through a consistent, high quality and unified user experience across multiple devices, platforms and operating systems.  These attributes have positioned Alteva as a leading hosted communications provider and the partner of choice for a growing number of business customers nationwide and internationally.  To learn more about Alteva, please visit www.alteva.com.  You can also follow Alteva on Twitter @AltevaInc or LinkedIn.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash stock-based compensation, severance related expense, and the loss on disposal, restructuring costs and other special charges.  A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements, without limitation, regarding expectations, beliefs, intentions, growth, profitability, or strategies regarding the future. Alteva intends that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Alteva’s actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: expectations of future profitability; general economic and business conditions, both nationally and in the geographic regions in which Alteva operates; industry capacity; demographic changes; technological changes and changes in consumer demand; the successful integration of Alteva’s acquired businesses; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; legislative proposals relating to the businesses in which Alteva operates; competition; or the loss of any significant ability to attract and retain qualified personnel. Given these uncertainties, current and prospective investors should be cautioned in their reliance on such forward-looking statements. Except as required by law, Alteva disclaims any obligation to update any such factors or to publicly announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments. A more comprehensive discussion of risks, uncertainties, financial reporting restatements, and forward-looking statements may be seen in Alteva’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

(tables follow)

ALTEVA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net Revenue
Unified Communications	$4,308	$4,043	$12,753	$11,919
Telephone	3,263	3,487	9,946	10,798
Total operating revenues	7,571	7,530	22,699	22,717

Operating expenses
Cost of services and products (exclusive of depreciation and amortization expense)	2,924	3,154	8,843	10,158
Selling, general and administrative expenses	4,726	5,115	15,686	18,589
Loss on disposal, restructuring costs and other special charges	600	404	700	404
Depreciation and amortization	931	956	2,753	2,919
Total operating expenses	9,181	9,629	27,982	32,070
Operating loss	(1,610)	(2,099)	(5,283)	(9,353)

Other income (expense)
Interest income (expense), net	20	(179)	(173)	(593)
Income from investment	—	3,250	52,373	9,750
Other income (expense), net	(4)	25	23	162
Total other income	16	3,096	52,223	9,319
Income (loss) before income taxes	(1,594)	997	46,940	(34)

Income tax expense (benefit)	(264)	654	16,982	303
Net income (loss)	(1,330)	343	29,958	(337)

Preferred dividends	6	6	19	19
Income (loss) applicable to common stock and participating securities	$(1,336)	$337	$29,939	$(356)

Basic earnings (loss) per share	$(0.23)	$0.06	$4.96	$(0.06)

Diluted earnings (loss) per share	$(0.23)	$0.06	$4.96	$(0.06)

Weighted average shares of common stock used to calculate earnings per share
Basic	5,826	5,776	5,802	5,765
Diluted	5,826	5,776	5,802	5,765

Dividends declared per common share	$—	$—	$—	$0.54

ALTEVA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$28,949	$1,636
Trade accounts receivable - net of allowance for uncollectibles - $390 and $378 at September 30, 2014 and December 31, 2013, respectively	3,105	2,836
Other accounts receivable	579	480
Materials and supplies	197	237
Prepaid expenses	612	774
Deferred income taxes	108	108
Total current assets	33,550	6,071

Property, plant and equipment, net	12,687	13,837
Intangibles, net	5,233	5,856
Seat licenses	1,684	1,749
Goodwill	9,006	9,006
Other assets	991	744
Total assets	$63,151	$37,263

Liabilities and Shareholders’ Equity

Current liabilities
Short-term debt	$328	$10,126
Accounts payable	1,009	944
Advance billing and payments	342	341
Accrued taxes	5,721	1,692
Pension and post retirement benefit obligations	267	267
Accrued wages	1,613	1,007
Other accrued expenses	3,365	2,927
Total current liabilities	12,645	17,304

Long-term debt	363	297
Deferred income taxes	773	649
Pension and post retirement benefit obligations	5,737	6,007
Total liabilities	19,518	24,257

Commitments and contingencies

Shareholders’ equity
Preferred shares - $100 par value, authorized and issued shares of 5; $0.01 par value, authorized and unissued shares of 10,000	500	500
Common stock - $0.01 par value, authorized shares of 10,000; 6,851 and 6,971 shares issued at September 30, 2014 and December 31, 2013, respectively	69	70
Treasury stock - at cost, 875 and 830 common shares at September 30, 2014 and December 31, 2013, respectively	(8,011)	(7,612)
Additional paid in capital	13,958	13,279
Accumulated other comprehensive loss	(1,027)	(1,436)
Retained earnings	38,144	8,205
Total shareholders’ equity	43,633	13,006
Total liabilities and shareholders’ equity	$63,151	$37,263

ALTEVA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2014	2013
CASH FLOW FROM OPERATING ACTIVITIES

Net income (loss)	$29,958	$(337)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	2,753	2,919
Stock based compensation expense	677	1,020
Distributions in excess of equity in earnings and gain on sale from equity investment	(49,776)	(4,209)
Other non-cash operating activities	230	880
Changes in assets and liabilities
Trade accounts receivable	(269)	117
Other assets	(272)	(257)
Accrued taxes	4,029	34
Accounts payable	65	586
Other accruals and liabilities	996	(96)

Net cash (used in) provided by operating activities	(11,609)	657

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(222)	(499)
Proceeds from sale of assets	33	175
Acquired intangibles	(16)	(58)
Purchase of seat licenses	(99)	(501)
Proceeds received in excess of income from equity investments	49,776	4,209
Net cash provided by investing activities	49,472	3,326

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from debt	2,443	18,896
Repayment of debt and capital leases	(12,575)	(20,381)
Payment of fees for acquisition of debt	—	(119)
Purchase of treasury stock	(399)	(126)
Dividends (Common and Preferred)	(19)	(3,333)

Net cash used in financing activities	(10,550)	(5,063)

Net change in cash and cash equivalents	27,313	(1,080)

Cash and cash equivalents at beginning of period	1,636	1,799

Cash and cash equivalents at end of period	$28,949	$719

Supplemental disclosure of non-cash investing activities:
Acquisition of seat licenses and equipment under capital leases	$390	$248
Seat licenses acquired, but not paid	$188	$—
Receivables from sale of assets	$—	$408

ALTEVA

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)

AS IT IS PRESENTED ON THE CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$(1,330)	$343	$29,958	$(337)
Depreciation and amortization	931	956	2,753	2,919
Stock-based compensation	170	333	677	1,020
Severance related charges	11	129	307	1,167
Loss on disposal, restructuring costs and other special charges	600	404	700	404
Interest (income) expense, net	(20)	179	173	593
Income tax expense (benefit)	(264)	654	16,982	303
Adjusted EBITDA	$98	$2,998	$51,550	$6,069